Exhibit 99.1
a.k.a. Brands Holding Corp. Reports First Quarter 2022 Financial Results

SAN FRANCISCO – May 10, 2022 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of direct-to-consumer (DTC) fashion brands for the next generation, today announced financial results for the first quarter ended March 31, 2022.

Results for the First Quarter
•Net sales increased 115.6% to $148.3 million, compared to $68.8 million in the first quarter of 2021 or 23.6%1 pro-forma adjusting for the acquisition of Culture Kings, which contributed $48.9 million to net sales during the quarter.
•Net income was $1.5 million or $0.01 per share in the first quarter of 2022, compared to net income attributable to a.k.a. Brands Holding Corp. of $1.5 million or $0.02 per share in the first quarter of 2021.
•Net income, as adjusted1 was $2.0 million, or $0.02 per share in the first quarter of 2022, compared to net income attributable to a.k.a. Brands Holding Corp. of $1.5 million or $0.02 per share in the first quarter of 2021.
•Adjusted EBITDA1 was $10.7 million, or 7.2% of net sales, compared to $8.3 million, or 12.1% of net sales in the first quarter of 2021.

“I am very proud of our first quarter performance, which exceeded our expectations. Net sales grew 116%, or 24%1 on a pro-forma basis, reflecting the power and agility of our next-gen business model as well as the strength of our diverse portfolio of brands,” said Jill Ramsey, chief executive officer, a.k.a. Brands. “The U.S., which grew 54%1, made up the majority of our volume and was by far the fastest growing region. Our brands continued to execute next-gen merchandising and marketing strategies to drive greater awareness, which contributed to an outstanding 46% increase in active customers to over 3.8 million on a pro-forma basis. I am proud of our team and the strong results we delivered in the first quarter as we navigated through the continued impact of the global macro headwinds. Looking ahead, I am confident that we are well-positioned to deliver on our unique combination of strong growth and profitability for the quarters and years to come.”
Recent Business Highlights
•Princess Polly strong momentum continued, reflecting consistent on-trend product offering and strong marketing execution through influencer, social media and emerging marketing platforms
•Culture Kings returned to hosting in-store events; advanced growth strategies in the U.S. and on track to open flagship store in Las Vegas by year end
•Petal and Pup was once again a.k.a.’s fastest growing brand in the U.S. during the quarter, further bolstering confidence in the a.k.a. scaling playbook
•mnml delivered solid growth driven by strong sales in denim and bottoms and completed successful fulfillment center transition in April; on track to launch on Culture Kings in the second quarter
First Quarter Financial Details
•Net sales increased 115.6% to $148.3 million, compared to $68.8 million in the first quarter of 2021 or 23.6%1 pro-forma adjusting for the acquisition of Culture Kings, which contributed $48.9 million to net sales during the quarter. The increase was driven by a 100% increase in the number of orders processed and 6% growth in the average order value during the quarter. The increase in the number of orders was primarily driven by the inclusion of Culture Kings and mnml, as well as the growth of Princess Polly in the U.S.
•Gross margin was 56.8% in the first quarter of 2022, versus 59.0% in the same period last year. The 220 basis point decline in gross margin rate was primarily due to higher air freight expense and the inclusion of Culture Kings, which carries a lower gross margin rate as compared to the Company’s other brands due to a lower mix of exclusive product.
•Selling expenses were $40.4 million, compared to $18.3 million in the first quarter of 2021. Selling expenses were 27.2% of net sales compared to 26.5% of net sales in the first quarter of 2021.

1 See additional information at the end of this release regarding non-GAAP financial measures.

•Marketing expenses were $15.7 million, compared to $6.2 million in the first quarter of 2021. The increase in marketing dollars was driven primarily by the inclusion of Culture Kings. Marketing expenses were 10.6% of net sales compared to 9.0% of net sales in the first quarter of 2021, with the increase due to the inclusion of Culture Kings and an increase in Princess Polly’s customer acquisition cost as both brands tested new marketing opportunities.
•General and administrative (“G&A”) expenses were $24.8 million, compared to $13.4 million in the first quarter of 2021. G&A expenses were 16.7% of net sales compared to 19.5% of net sales in the first quarter of 2021. The increase in G&A expenses during the quarter was primarily due to an increase in salaries and related benefits and equity-based compensation expense related to increases in headcount across functions to support business growth, the inclusion of Culture Kings and mnml and additional professional service fees.
•Adjusted EBITDA1 was $10.7 million, or 7.2% of net sales, compared to $8.3 million, or 12.1% of net sales in the first quarter of 2021.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the first quarter totaled $41.2 million compared to $38.8 million at the end of fiscal year 2021.
•Inventory at the end of the first quarter totaled $120.6 million compared to $115.8 million at the end of fiscal year 2021.
•Debt at the end of the first quarter totaled $132.5 million, compared to $108.8 million at the end of fiscal year 2021. The Company drew $25.0 million on its revolving credit facility in the first quarter.
•Cash flow from operations for the three months ended March 31, 2022 was $(14.9) million, compared to $19.0 million for the three months ended March 31, 2021.
Outlook
For the full year fiscal 2022, the Company expects:
•Net sales between $785 million and $805 million
•Adjusted EBITDA2 of between $90 million and $100 million
•Weighted average diluted share count of 128.8 million
•Capital expenditures of approximately $18 million to $20 million
For the second quarter of 2022, the Company expects:
•Net sales between $173 million and $177 million
•Adjusted EBITDA of between $16 million and $17 million
•Weighted average diluted share count of 128.7 million
The above outlook is based on several assumptions, including but not limited to, continued global supply chain challenges, air freight prices remaining elevated in 2022 and the FX rate moderating in the back half of the year. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s first quarter results is scheduled for May 10, 2022, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 or (201) 689-8853 for international callers. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13729559. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
2 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future stock-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures such as net income, as adjusted, net income per share, as adjusted, adjusted EBITDA, adjusted EBITDA margin and pro forma net sales for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands is a brand accelerator of direct-to-consumer fashion brands for the next generation. Each brand in the a.k.a. portfolio is customer-led, curates quality exclusive merchandise, creates authentic and inspiring social content and targets a distinct Gen Z and millennial audience. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml, Petal & Pup and Rebdolls.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the continuation of the COVID-19 pandemic and the potential related disruptions to our operations, customer demand, and our suppliers’ ability to meet our needs; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers, or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for requirements to collect additional sales taxes or to be subject to other tax liabilities that may increase the costs to our consumers; economic downturns and market conditions beyond our control; currency fluctuations; our ability to attract and retain highly qualified personnel; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K, dated March 1, 2022, filed with the Securities and Exchange Commission. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
investors@aka-brands.com

Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales	$148,319	$68,779
Cost of sales	64,123	28,191
Gross profit	84,196	40,588
Operating expenses:
Selling	40,364	18,254
Marketing	15,705	6,224
General and administrative	24,778	13,430
Total operating expenses	80,847	37,908
Income from operations	3,349	2,680
Other expense, net:
Interest expense	(1,259)	(104)
Other expense	88	(19)
Total other expense, net	(1,171)	(123)
Income before income taxes	2,178	2,557
Provision for income tax	(653)	(767)
Net income	1,525	1,790
Net loss attributable to noncontrolling interests	—	(318)
Net income attributable to a.k.a. Brands Holding Corp.	$1,525	$1,472
Net income per share
Basic	$0.01	$0.02
Diluted	$0.01	$0.02
Weighted average shares outstanding
Basic	128,647,836	69,931,635
Diluted	128,653,421	69,931,635

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$41,166	$38,832
Restricted cash	2,506	2,186
Accounts receivable	3,510	2,663
Inventory, net	120,598	115,783
Prepaid income taxes	6,525	4,059
Prepaid expenses and other current assets	22,705	20,809
Total current assets	197,010	184,332
Property and equipment, net	17,336	14,657
Operating lease right-of-use assets	42,490	26,415
Intangible assets, net	95,986	98,287
Goodwill	373,799	363,305
Other assets	1,006	850
Total assets	$727,627	$687,846
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,295	$25,088
Accrued liabilities	46,711	53,375
Sales returns reserve	5,176	6,887
Deferred revenue	8,676	11,344
Operating lease liabilities, current	6,544	5,721
Current portion of long-term debt	5,600	5,600
Total current liabilities	90,002	108,015
Long-term debt	126,901	103,182
Operating lease liabilities	37,361	21,370
Other long-term liabilities	1,409	1,333
Deferred income taxes, net	3,630	2,920
Total liabilities	259,303	236,820
Stockholders’ equity:
Preferred stock	—	—
Common stock	129	129
Additional paid-in capital	455,175	453,807
Accumulated other comprehensive income (loss)	3,325	(11,080)
Retained earnings	9,695	8,170
Total stockholders’ equity	468,324	451,026
Total liabilities and stockholders’ equity	$727,627	$687,846

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$1,525	$1,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,163	196
Amortization expense	4,054	2,390
Amortization of inventory fair value adjustment	707	—
Amortization of debt issuance costs	164	—
Non-cash operating lease expense	2,340	298
Equity-based compensation	1,368	523
Deferred income taxes, net	(271)	(1,944)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(808)	(1,312)
Inventory	(3,132)	7,984
Prepaid expenses and other current assets	(1,759)	721
Accounts payable	(6,956)	(2,840)
Income taxes payable	(2,127)	(457)
Accrued liabilities	(4,937)	9,504
Returns reserve	(1,788)	58
Deferred revenue	(2,805)	2,372
Lease liabilities	(1,641)	(309)
Net cash provided by (used in) operating activities	(14,903)	18,974
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(225,725)
Cash paid from holdbacks associated with acquisitions	(2,095)	—
Purchases of property and equipment	(2,608)	(297)
Net cash used in investing activities	(4,703)	(226,022)
Cash flows from financing activities:
Payments of costs related to initial public offering	(1,142)	—
Proceeds from line of credit, net of issuance costs	25,000	(996)
Repayment of line of credit	—	(6,408)
Proceeds from issuance of debt, net of issuance costs	(121)	144,478
Repayment of debt	(1,400)	—
Proceeds from issuance of units	—	82,669
Net cash provided by financing activities	22,337	219,743
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(77)	(326)
Net increase in cash, cash equivalents and restricted cash	2,654	12,369
Cash, cash equivalents and restricted cash at beginning of period	41,018	27,099
Cash, cash equivalents and restricted cash at end of period	$43,672	$39,468

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$41,166	$37,390
Restricted cash	2,506	2,078
Total cash, cash equivalents and restricted cash	$43,672	$39,468

a.k.a. BRANDS HOLDING CORP.
KEY OPERATING AND FINANCIAL METRICS
(unaudited)

	Three Months Ended March 31,
	2022	2021
Gross margin	57%	59%
Net income (in thousands)	$1,525	$1,790
Net income margin	1%	3%
Adjusted EBITDA[1] (in thousands)	$10,652	$8,326
Adjusted EBITDA[1] margin	7%	12%
Key Operational Metrics and Regional Sales

	Three Months Ended March 31,
(metrics in millions, except AOV; sales in thousands)	2022	2021
Key Operational Metrics
Active customers[2]	3.8	1.6
Active customers across a.k.a. Brands[2,3]	3.8	2.6
Average order value	$83	$78
Average order value across a.k.a. Brands[3]	$83	$88
Number of orders	1.8	0.9
Number of orders across a.k.a. Brands[3]	1.8	1.4

Sales by Region (actual)
U.S.	$77,668	$42,830
Australia	51,895	19,015
Rest of world	18,756	6,934
Total	$148,319	$68,779
Year-over-year growth	115.6%
Year-over-year growth on a constant currency basis[4]	121.0%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Trailing twelve months.
3 Metrics “across a.k.a. Brands” assume we owned Culture Kings for all periods presented.
4 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2021, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate adjusted EBITDA as net income adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; stock-based compensation expense; transaction costs; and one-time or non-recurring items. Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in net income, the most directly comparable financial measure calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted EBITDA to net income for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,
	2022	2021
Net income	$1,525	$1,790
Add:
Other expense, net	1,171	123
Provision for income tax	653	767
Depreciation and amortization expense	5,217	2,566
Inventory step-up amortization expense	707	—
Equity-based compensation expense	1,368	523
Transaction costs	11	2,557
Adjusted EBITDA	$10,652	$8,326
Net income margin	1.0%	2.6%
Adjusted EBITDA margin	7.2%	12.1%
Net Income, As Adjusted and Net Income Per Share, As Adjusted
Net income, as adjusted and net income per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income and net income per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net income, as adjusted and net income per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income, as adjusted and net income per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We have calculated net income, as adjusted and net income per share, as adjusted for the three months ended March 31, 2022 by adjusting net income and net income per share for the inventory step-up amortization expense resulting from the acquisition of mnml.

There were no adjustments to net income or net income per share for the three months ended March 31, 2021. A reconciliation of non-GAAP net income, as adjusted to net income, as well as the resulting calculation of net income per share, as adjusted for the three months ended March 31, 2022 are as follows:

Three Months Ended March 31, 2022
Net income	$1,525
Adjustments:
Inventory step-up amortization expense	707
Tax effects of adjustments	(212)
Net income, as adjusted	$2,020
Net income per share, as adjusted	$0.02
Weighted-average shares, diluted	128,653,421
Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules. A reconciliation of non-GAAP pro forma net sales to net sales, which is the most directly comparable financial measure calculated in accordance with GAAP, for the three months ended March 31, 2022 and 2021, is as follows:

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021			Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$77,668	$42,830	$7,669	$50,499	81.3%	53.8%
Australia	51,895	19,015	36,132	55,147	172.9%	(5.9)%
Rest of world	18,756	6,934	7,462	14,396	170.5%	30.3%
Total	$148,319	$68,779	$51,263	$120,042	115.6%	23.6%